Exhibit 10.1
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of March 27, 2023, is by and among Impactive Capital LP, a Delaware limited partnership, Impactive Capital Master Fund LP, a Cayman Islands exempted limited partnership (Impactive Capital LP and Impactive Capital Master Fund LP, together with their respective Affiliates, “Impactive”), and Envestnet, Inc., a Delaware corporation (the “Company”).  In consideration of and reliance upon the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Impactive and the Company agree as follows:
1. Board Matters.
(a)	New Director Appointments.
(i)
          Effective as of the signing of this Agreement, the Board of Directors of the Company (the “Board”) shall take such actions as are necessary to (i) appoint Lauren Taylor Wolfe as a Class III member of the Board (the “Direct Designee”) with an initial term expiring at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”); and (ii) appoint Wendy E. Lane as a Class I member of the Board (the “Independent Designee” and, together with the Direct Designee, the “Impactive Designees” and each, an “Impactive Designee”) with an initial term expiring at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”);

(ii)
         In addition, (a) Impactive acknowledges that the Board (x) has appointed Barbara Turner as a Class III member of the Board with an initial term expiring at the 2025 Annual Meeting and (y) will move Gayle Crowell to be a Class II member of the Board with a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) at which time she will stand for re-election and (b) both Impactive and the Company acknowledge that Ross Chapin, an existing Class II member of the Board, will not stand for re-election at the 2023 Annual Meeting;

(iii)
        If, at any time prior to the 2024 Annual Meeting, the Independent Designee (or any Replacement Director) is unable to serve as a director for any reason and ceases to be a director, Impactive shall have the right to propose to the Company’s Nominating and Governance Committee a replacement director (a “Replacement Director”), who qualifies as “independent” pursuant to the New York Stock Exchange’s listing standards and the SEC rules and regulations, provided that any candidate for Replacement Director (i) will not be a principal, employee or Affiliate of Impactive and (ii) signs and delivers to the Company a resignation offer letter in the same form delivered by the Independent Designee, a copy of which is attached as Exhibit A. Any candidate for Replacement Director shall be subject to the reasonable approval of the Board upon recommendation by the Nominating and Governance Committee, taking into account the needs of the Board relative to the backgrounds, experiences and skills of the directors remaining on the Board, which recommendation and approval process shall occur as soon as reasonably practicable following Impactive proposing a Replacement Director and shall not be unreasonably withheld, conditioned or delayed, and such Replacement Director shall be appointed to the Board reasonably promptly after the Board has approved such candidate. Any Replacement Director appointed to the Board in accordance with this Section 1(a)(iii) may be appointed to one or more committees of the Board as determined by the Nominating and Governance Committee.  Following such appointment, the Replacement Director would be an Impactive Designee for all purposes of this Agreement.  Until the 2024 Annual Meeting, in the event the Nominating and Governance Committee determines in good faith not to recommend or the Board determines in good faith not to approve any Replacement Director proposed by Impactive who meets the above requirements, Impactive shall have the right to propose additional Replacement Directors in accordance with this Section 1(a)(iii) until a Replacement Director is appointed to the Board.

(b)
          Impactive Designee Agreements, Arrangements and Understandings.  Impactive agrees that neither it nor any of its Affiliates (as such term is defined below) (a) will pay any compensation to any Impactive Designee (or other member of, or nominee for election to, the Board or any officer) for such person’s service to the Company, including on the Board or any committee thereof or (b) will have any agreement, arrangement or understanding, written or oral, with any Impactive Designee (or other member of, or nominee for election to, the Board or any officer) regarding such person’s service to the Company, including on the Board or any committee thereof (including pursuant to which such person will be compensated for his or her service to the Company, including as a director on, or nominee for election to, the Board or any committee thereof).  The Company acknowledges that nothing in this Agreement or in any Company Policy (as defined below) shall be violated by an Impactive Designee receiving indemnification and/or reimbursement of expenses or (in the case of the Direct Designee only) any incentive allocation based on the performance of Impactive’s portfolio, which includes securities of the Company or any performance-related fees based on any increase in the value of any securities of the Company, from Impactive; provided, that the Impactive Designee neither accepts nor receives compensation from Impactive (or its Affiliates) with respect to the Impactive Designee’s service or action as a director of the Company.

(c)
          Committee Appointments.  Promptly following the appointment of the Impactive Designees to the Board, the Board shall appoint (i) the Direct Designee as a member of the Board’s Audit Committee and (ii) the Independent Designee as a member of the Board’s Nominating and Governance Committee. Following the 2024 Annual Meeting, all Impactive Designees serving on the Board will be considered for appointment to a second committee of the Board in accordance with the Company’s ordinary course review process through its Nominating and Governance Committee. The Company acknowledges that the Impactive Designees will have the same rights as other members of the Board to attend committee meetings as observers.

(d)
          Other Items. The Board shall put forth for a stockholder vote a customary proposal to declassify the Board commencing at the 2024 Annual Meeting (i.e., a proposal that would not shorten any then pending term of any director but would result in successive one year terms for those directors elected after declassification) (the “Declassification Proposal”).

(e)
          Company Policies.  The parties acknowledge that each of the Impactive Designees, upon appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, stock trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company.  For the avoidance of doubt, Impactive acknowledges that such Company Policies require all directors (including the Impactive Designees) to keep confidential, and not use for any purpose other than service as a director, any Company confidential information, and not disclose to third parties (including Impactive) any discussions, matters or materials considered in meetings of the Board and its committees.  Notwithstanding anything in this Agreement to the contrary, the Company agrees that the Direct Designee may provide confidential information of the Company (“Confidential Information”) to Impactive and its employees subject to, and in accordance with the terms of, the confidentiality agreement entered into among Impactive, the Direct Designee and the Company (the “Confidentiality Agreement”) in the form attached hereto as Exhibit B.

(f)
          Withdrawal of Nomination Notice.  Impactive agrees that upon the appointment of the Impactive Designees to the Board pursuant to Section 1(a)(i), the nomination notice dated January 4, 2023 and delivered to the Company stating the Impactive Parties’ intention to nominate director candidates to be elected to the Board at the 2023 Annual Meeting (the “Nomination Notice”) shall be deemed automatically withdrawn and shall be null and void without the need for any further action.

(g)
          Limitation of Appointment Right.  The Company’s obligations under this Section 1 shall terminate, and Impactive shall have no designation or nomination or other rights under this Section 1, upon such time as Impactive or any other Restricted Person (as defined below) breaches in any material respect any of the terms of this Agreement (including Section 2) as determined by a court of competent jurisdiction.

(h)	Resignation Letter. Impactive acknowledges that the Independent Nominee has delivered to the Company an irrevocable resignation offer letter in the form attached as Exhibit A.
2. Cooperation.
(a)
          Non-Disparagement.  Impactive and the Company each agree that, from the date of this Agreement until the later of (A) the 2024 Annual Meeting and (B) the date that is sixty (60) calendar days after the date on which the Direct Designee is not a member of the Board (such period, the “Cooperation Period”), each of the Company and Impactive shall refrain from making, and shall cause their respective Affiliates and its respective principals, directors, members, general partners, officers and, in the case of Impactive, its employees, not to make or cause to be made any statement or announcement (including any statement or announcement that can reasonably be expected to become public) that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or impugns the reputation of, (A) in the case of any such statements or announcements by Impactive or its Affiliates or their respective principals, directors, members, general partners, officers or employees: the Company and its Affiliates or any of its or their current or former officers, directors or employees, and (B) in the case of any such statements or announcements by the Company or its Affiliates or their respective principals, directors, members, general partners or officers: Impactive and its Affiliates and its and their current or former principals, directors, members, general partners, officers or employees, in each case including (x) in any statement (oral or written), document or report filed with, furnished or otherwise provided to the SEC (as defined below) or any other governmental agency, (y) in any press release or other publicly available format or (z) to or through any journalist or member of the media (including in a television, radio, newspaper or magazine interview or Internet or social media communication), shareholder, sell-side or buy-side analyst or other person (such statements, “Disparaging Statements”).  The foregoing shall not restrict the ability of any person to comply with any subpoena or other mandatory legal process initiated by unaffiliated third party or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights pursuant to this Agreement.

(b)
          Voting of Impactive’s Shares.  During the Cooperation Period, Impactive will cause all of the outstanding common stock of the Company (“Company Common Shares”) that  Impactive or any of its Affiliates have the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting, (x) in favor of each director nominated and recommended by the Board for election at any such meeting or through any such written consent, and (y) against any shareholder nominations for director that are not approved and recommended by the Board for election at any such meeting or through any such written consent.

(c)
          Standstill.  During the Cooperation Period, Impactive will not, and will cause its Affiliates and its and their respective principals, directors, general partners, officers, employees, agents and representatives (collectively with Impactive, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent of the Board:

(i)
          acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of beneficial ownership of any securities of the Company or assets of the Company, or rights or options to acquire any securities of the Company or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities of the Company, in each case if such acquisition, offer, agreement or transaction would result in Impactive (together with its Affiliates) having beneficial ownership of, or aggregate economic exposure to, more than 9.9% of the Company Common Shares outstanding at such time;

(ii)
         (A) request or call for (publicly or otherwise) (or for the avoidance of doubt support another person’s request or call for) a special meeting of the Company’s shareholders or action by written consent (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any shareholder proposal to the Company, (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or officer or (E) conduct a referendum of shareholders;

(iii)
        make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or other statutory or regulatory provisions providing for shareholder access to books and records;

(iv)
        engage in any “solicitation” (as such term is used in the proxy rules of the SEC excluding for the avoidance of doubt carve-outs relating to solicitations of ten or fewer shareholders) of proxies or consents, or knowingly advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities, with respect to the election or removal of directors or any other matter or proposal or become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents;

(v)
          submit (publicly or otherwise) a proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, sale of all or substantially all assets, issuance of greater than 20% of the Company's outstanding stock in any transaction or series of transactions,  financing, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or assets (an “Extraordinary Transaction”) or make any public announcement or statement regarding an Extraordinary Transaction (it being understood that the foregoing shall not restrict Impactive from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other shareholders of the Company); provided, that the foregoing shall not prevent the Restricted Persons from (A) commenting on the merits of, (B) if applicable, advising, encouraging, influencing or soliciting any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in connection with, or (C) speaking freely without regard to the limitations set forth in Section 2(c)(v) of this Agreement with respect to, any publicly proposed Extraordinary Transaction for the Company by a person other than Impactive or its Restricted Persons that was not encouraged, facilitated, solicited or disclosed by any Restricted Person; it being understood that any action permitted pursuant to (A) or (B) or (C) of this Section 2(c)(v) shall not be deemed a violation of this Section 2;

(vi)
          make any public proposal or statement regarding any intent to make such a proposal with respect to (A) any change in the number of directors or the filling of any vacancies on the Board, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change in the Company’s management, business, strategy, operations or corporate structure, (D) any waiver, amendment or modification to the Company’s Fifth Amended and Restated Certificate of Incorporation or By-laws, or other actions which may impede the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (as defined below);

(vii)
          knowingly encourage or advise or influence any other person or assist any person in so encouraging, advising or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or act or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable), or otherwise form, join, knowingly encourage or participate in any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any securities of the Company (other than a “group” solely including other Restricted Persons with respect to any securities of the Company now or hereafter owned by them);

(viii)
        enter into a voting trust, arrangement or agreement or subject any securities of the Company to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), other than granting proxies in solicitations approved by the Board;

(ix)
           engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company and would, in the aggregate or individually, result in Impactive ceasing to have a “net long position” in the Company;

(x)
            sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Common Shares held by a Restricted Person to any third party;

(xi)
          institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt the foregoing shall not prevent any Restricted Person from (A) bringing litigation to enforce the provisions of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, or (C) exercising statutory appraisal rights if any; provided, further, that the foregoing shall also not prevent the Restricted Persons from responding to or complying with a validly issued legal process;

(xii)
           enter into any discussions, negotiations, agreements (whether written or oral), arrangements or understandings with, or finance or knowingly advise, assist or encourage, any third party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

(xiii)
         make any request or submit any proposal to amend or waive the terms of this Agreement (including this clause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal; or

(xiv)	take any action that could reasonably be expected to cause or require the Company or Impactive (or its Restricted Persons) to make a public disclosure with respect to any of the foregoing;

provided, that the restrictions in this Section 2(c) shall terminate following a material breach of this Agreement by the Company (i.e., a failure to appoint the Impactive Designees in accordance with Section 1(a)(i), a failure to appoint the Direct Designee to the Audit Committee in accordance with the agreed upon resolutions or consents of the Board regarding such committee appointment in connection with the approval of this Agreement (assuming the accuracy of all information previously provided by the Direct Designee relating to her ability to so serve consistent with the requirements of the New York Stock Exchange), or a failure to issue the Press Release in accordance with Section 3) if such breach has not been cured within five (5) business days’ following receipt by the Company from Impactive of written notice of such breach, provided that Impactive is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 2(c) or elsewhere in this Agreement shall prohibit or restrict any Impactive Designee in his or her personal capacity as a director from exercising his or her rights and fiduciary duties as a director of the Company, including in any discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company, provided that any such discussions are limited to communications in his or her personal capacity as a director.
Notwithstanding anything set forth herein to the contrary, nothing set forth in this Agreement shall be deemed to prevent Impactive from (i) communicating privately with the Board or any of the Company’s senior executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or its Affiliates, Impactive or its Affiliates or any third party to make public disclosure with respect thereto, (ii) identifying to the Board potential director candidates to serve on the Board, so long as such actions (x) do not create, and that Impactive would not reasonably expect to create, a public disclosure obligation for the Company or its Affiliates, Impactive or its Affiliates or any third party, (y) are not publicly disclosed by Impactive or its Affiliates and (z) are undertaken on a basis reasonably designed to be confidential (and provided that, for the avoidance of doubt, no such identification shall constitute notice of nomination to the Company under Section 4.1 of the Company’s By-Laws); (iii) making or sending private communications to then-existing investors in Impactive or any of its Affiliates, provided that any statements or communications (1) include only publicly available information, (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications and (3) are not intended to effect, or influence any other person to undertake or suggest to others that they undertake, any of the actions prohibited by Section 2(c)(i)-(xiv) or otherwise inconsistent with this Agreement; or (iv) complying with any subpoena or other compulsory legal process or responding to a request for information from any governmental or regulatory authority with jurisdiction over Impactive the party from whom information is sought (provided that the foregoing does not result from any action by a Restricted Person in violation of this Agreement).  For the avoidance of doubt, the foregoing Section 2(c)(i)-(xiv) shall not prohibit Impactive from communicating privately with stockholders of the Company where such communications or related actions are not in breach of such Section.  Notwithstanding anything contained in this Agreement to the contrary, the provisions of Section 2 of this Agreement shall automatically terminate if the Company enters into a definitive agreement with respect to, or the Board has recommended that the stockholders of the Company accept a tender offer that would, if consummated, constitute, a Change of Control (as defined in the Envestnet, Inc. 2010 Long-Term Incentive Plan), unless such transaction has been approved and/or recommended by the Board on a unanimous basis (inclusive of the Impactive Designees); provided that if any such transaction is terminated without being completed, the foregoing restrictions shall again apply upon such termination.

3. Public Announcement.
(a)
          Not later than 9:00 a.m. Eastern Time on March 28, 2023, the Company shall issue a press release in the form attached to this Agreement as Exhibit C (the “Press Release”).  Neither of (i) the Company or any of its Affiliates or (ii) Impactive or its Affiliates shall make any public statement regarding the subject matter of this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release.

(b)
          Neither the Company nor Impactive, nor any of their respective Affiliates, will issue a press release in connection with this Agreement, other than as mutually agreed by the Company and Impactive. The Company acknowledges that Impactive will need to file a Schedule 13D amendment describing this Agreement and filing it as an exhibit thereto, which description shall be consistent with the Press Release.

4. Insider Trading Restrictions.  Impactive acknowledges that they are aware that United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.

5. Representations and Warranties of the Company.  The Company represents and warrants to Impactive as follows:  (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
6. Representations and Warranties of Impactive.  Impactive represents and warrants to the Company as follows:  (a) Impactive has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by Impactive, constitutes a valid and binding obligation and agreement of Impactive and is enforceable against Impactive in accordance with its terms; (c) the execution, delivery and performance of this Agreement by Impactive does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Impactive, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Impactive is a party or by which it is bound; and (d) as of the date of this Agreement, Impactive collectively beneficially own 4,151,033 Company Common Shares, have aggregate economic exposure to 4,151,033 Company Common Shares and have a net long position (as defined in Rule 14e-4 under the Exchange Act) in respect of 4,151,033 Company Common Shares.

7. Definitions.  For purposes of this Agreement:
(a)
          the terms “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and, for the avoidance of doubt, all funds and investment vehicles sponsored, managed or advised by Impactive or its Affiliates shall be “Affiliates” of Impactive for purposes of this Agreement.

(b)
          the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose;

(c)
          the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors;

(d)
          the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(e)	the term “SEC” means the U.S. Securities and Exchange Commission.

8. Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by facsimile or email, when such facsimile is transmitted to the facsimile number set forth below and sent to the email address set forth below (as applicable), and receipt of such facsimile or email (as applicable) is acknowledged, or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:
if to the Company:
Envestnet, Inc.
1000 Chesterbrook Boulevard, Suite 250
Berwyn, Pennsylvania 19312
Attention:  Chief Legal Officer
Telephone:  (312) 827-2800
Email:   Shelly.OBrien@envestnet.com
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy, Esq.
                 Nicholas G. Demmo, Esq.
Email:         EDHerlihy@wlrk.com
                     NGDemmo@wlrk.com
Fax:             (212) 403-2000
if to Impactive:
Impactive Capital LP
152 West 57th Street, 17th Floor
New York, New York 10019
Attention:  Jim Garrett, Chief Compliance Officer
Telephone:  (973) 715-5728
Email:   jim@impactivecapital.com
with a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention:  Elizabeth Gonzalez-Sussman, Esq.
Email:          egonzalez@olshanlaw.com
Fax:             (212) 451-2222

9. Expenses.  All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.
10. Specific Performance; Remedies; Venue.
(a)	The Company and Impactive acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and Impactive will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND IMPACTIVE AGREE (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(b)	The Company and Impactive each, on their own behalf and on behalf of their Affiliates, (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.
11. Severability.  If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Termination.  This Agreement will terminate on the expiry of the Cooperation Period.  Upon such termination, this Agreement shall have no further force and effect.  Notwithstanding the foregoing, Sections 7, 8, 9, 10, 11, 12 (solely with respect to provisions that survive termination of this Agreement), 14, 15, 16, 17 and 18 hereof shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
13. Counterparts.  This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement.
14. Affiliates.  Impactive agrees that it will cause its Affiliates and other the Restricted Persons to comply with the terms of this Agreement.
15. No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the Company and Impactive and is not enforceable by any other persons.  No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties, and any assignment in contravention hereof will be null and void.
16. No Waiver.  No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.
17. Entire Understanding; Amendment.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.  This Agreement may be amended only by an agreement in writing executed by the Company and Impactive.
18. Interpretation and Construction.  Each of the Company and Impactive acknowledge that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and Impactive, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date of this Agreement.

IMPACTIVE CAPITAL LP
By:  Impactive Capital LLC, its general partner

By: /s/ Lauren Taylor Wolfe
Name: Lauren Taylor Wolfe
Title: Managing Member

IMPACTIVE CAPITAL MASTER FUND LP
By:  Impactive Capital LLC, its general partner

By: /s/ Lauren Taylor Wolfe
Name: Lauren Taylor Wolfe
Title: Managing Member

ENVESTNET, INC.
By: /s/ William Crager
Name: William Crager
Title: Chief Executive Officer